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                                                                    EXHIBIT 99.1
                                                                    ------------

                            ASHTON TECHNOLOGY GROUP
                            FINALIZES ACQUISITION OF
                                 E-Trustco.com



PHILADELPHIA, PA - April 26, 2000 - The Ashton Technology Group, Inc. (Nasdaq:
ASTN) announced today that its subsidiary, Electronic Market Center, Inc., (eMC) completed the acquisition of E-Trustco.com, Inc.

E-Trustco will initially be operated as a wholly owned subsidiary of eMC. eMC and E-Trustco will be headquartered in Hartford, CT. As an electronic trust company, E-Trustco will provide eMC an electronic, professionally managed investment advice program - in the form of multi-manager wrap-fee accounts - to market to its business partners. The program will also include online objective financial advisory services.

eMC's management will consist of Matthew Saltzman as President and Chief Operating Officer, and Ashton employees Scott von Kleeck as Chief Technology Officer, Mark Salvacion as General Counsel, and Arthur Bacci as Chief Financial Officer. Matthew Saltzman will also serve as President and Chief Operating Officer of E-Trustco.

eMC plans to develop, operate and market a global electronic distribution channel offering a full range of financial products and services. eMC is intended to be designed for interactive Internet market access by clients of member users. eMC plans to offer established financial intermediaries access to eMC's technology, distribution and communications network. Through eMC, these financial intermediaries will be able to provide on-line financial products to their clients and to clients of other member users.

The Ashton Technology Group is an evolving network of affiliated companies that develop and market technology-based products and services to enable businesses and consumers to execute better-informed transactions within global electronic marketplaces. Ashton utilizes advanced telecommunication, computing, data and information security, and Internet technologies, to develop electronic transaction and distribution systems and products for the global financial services industry.

Ashton's operating strategy is to maximize the value of each of the companies within its network. Ashton provides the initial strategic investment capital, develops and licenses technology to the network companies, and employs innovative financial strategies to unlock shareholder value. This strategy enables Ashton to leverage the collective knowledge of the network companies and create a critical mass from which to enhance the value of its individual businesses.

The forgoing press release contains forward-looking statements based on current management expectations. A variety of important factors could cause results to differ materially from such statements. Factors that could cause actual results to differ from current expectations include whether the acquisition will meet management's expectations, securities and banking regulatory issues that may arise, difficulties in deploying eMC's and E-Trustco's technology, the ability to develop markets for E-Trustco's and eMC's products, and the emergence of other competitors. These and other risks pertaining to Ashton are
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described in greater detail in the Company's filings with the filings with the
Securities and Exchange Commission including those on forms 10-KSB and 10-Q.

                                   *********

Ashton Investor Relations and Media Contact
Fraser P. Seitel, Emerald Partners
Telephone: (201) 784-8880, Telefax: (201) 784-1446.
Ashton Technology Group, Inc.
1900 Market Street, Suite 701, Philadelphia, PA  19103, USA.
Website: www.ashtontechgroup.com